A special meeting of each fund's shareholders was held on September 19, 2007. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To amend the Declaration of Trust to reduce the required quorum for shareholder meetings.A
	# of Votes	% of Votes
Affirmative	6,953,965,017.17	79.755
Against	1,116,475,941.81	12.805
Abstain	402,432,004.05	4.615
Broker Non-Votes	246,268,969.22	2.825
TOTAL	8,719,141,932.25	100.000
PROPOSAL 2
To elect a Board of Trustees.A
James C. Curvey
Affirmative	8,328,205,089.40	95.516
Withheld	390,936,842.85	4.484
TOTAL	8,719,141,932.25	100.000
Dennis J. Dirks
Affirmative	8,352,585,592.40	95.796
Withheld	366,556,339.85	4.204
TOTAL	8,719,141,932.25	100.000
Albert R. Gamper, Jr.
Affirmative	8,351,144,334.10	95.779
Withheld	367,997,598.15	4.221
TOTAL	8,719,141,932.25	100.000
George H. Heilmeier
Affirmative	8,337,589,827.43	95.624
Withheld	381,552,104.82	4.376
TOTAL	8,719,141,932.25	100.000
Edward C. Johnson 3d
Affirmative	8,318,438,978.01	95.404
Withheld	400,702,954.24	4.596
TOTAL	8,719,141,932.25	100.000
James H. Keyes
Affirmative	8,352,335,774.33	95.793
Withheld	366,806,157.92	4.207
TOTAL	8,719,141,932.25	100.000
Marie L. Knowles
Affirmative	8,344,274,535.68	95.701
Withheld	374,867,396.57	4.299
TOTAL	8,719,141,932.25	100.000
Ned C. Lautenbach
Affirmative	8,346,116,027.99	95.722
Withheld	373,025,904.26	4.278
TOTAL	8,719,141,932.25	100.000
Cornelia M. Small
Affirmative	8,347,140,792.84	95.734
Withheld	372,001,139.41	4.266
TOTAL	8,719,141,932.25	100.000
William S. Stavropoulos
Affirmative	8,337,376,352.74	95.622
Withheld	381,765,579.51	4.378
TOTAL	8,719,141,932.25	100.000
Kenneth L. Wolfe
Affirmative	8,346,909,016.15	95.731
Withheld	372,232,916.10	4.269
TOTAL	8,719,141,932.25	100.000

A Denotes trust-wide proposal and voting results.